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                                                                 EXHIBIT 3(i)(2)

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                               TANTIVY GROUP, INC.

STEPHEN D. CUMMINS certifies that:

         1. The original articles were filed with the Office of the Secretary of State on July 10, 1996.
         2. As of the date of this certificate, 55,073,000 shares of stock of the corporation has been issued.
         3.       The company hereby adopt the following amendments to the
                  Articles of Incorporation of this Corporation.
         4.       Shareholders holding in excess of 66% of the above shares
                  approved this amendment.

Article I is amended to read as follows:

                                 ARTICLE I. NAME

The name of the corporation is ORETECH, INC.

The corporation also executed effective this day, a 10 for 1 reverse stock split of its 55,073,000 shares of outstanding stock bringing the number of shares outstanding after the reverse to 5,507,300 without reversing or affecting the authorized shares of the company which shall remain at 200,000,000.

Dated: March 31, 2003

                                                /s/ Stephen D. Cummins
                                                --------------------------------
                                                STEPHEN D. CUMMINS, President
                                                Tantivy Group, Inc.